Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Ms. Lei Huang, Account Manager
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Phone: +1 (646) 833-3417
Tel: +86-538-6202206	Email: lei.huang@ccgir.com
Email: IR@chinabiologic.com	www.ccgirasia.com
www.chinabiologic.com
Mr. Crocker Coulson, President
Phone: +1 (646) 213-1915
Email: crocker.coulson@ccgir.com

For Immediate Release

China Biologic Products Announces Record Fourth Quarter and Full Year 2009 Results

  Full-year revenue grew 154.5% to $119.0 million

  Non-GAAP adjusted net income rose 135.0% to $31.3 million, or $1.38 per diluted share

Tai'an, Shandong Province, PRC, March 23, 2010 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), operating through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. (“Taibang”) and Guiyang Dalin Biologic Technologies Co., Ltd. (“Dalin”) and its equity investment in Xi’an Huitian Blood Products Co., Ltd. (“Huitian”), today reported financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights

  Revenues increased 185.6% year-over-year to $37.6 million

  Excluding Dalin, revenues rose 46.7% year-over-year to $19.3 million or 51.4% of total revenue

  Gross profit increased 208.6% year-over-year to $27.3 million, representing a gross margin of 72.7% as compared to 67.2% a year ago

  Operating income grew 342.3% year-over-year to $20.8 million, representing an operating margin of 55.2%

  GAAP net loss attributable to controlling interest was $3.8 million, or $0.17 per share, including a $14.7 million charge related to change in the fair value of derivative liabilities

  Non-GAAP adjusted net income was $11.1 million or $0.44 per diluted share, a 242.4% increase from $3.2 million or $0.15 per diluted share in the fourth quarter of 2008

  The Company’s common stock began trading on the NASDAQ Global Market on December 2, 2009

“With our successful integration of Dalin, China Biologic achieved record top and bottom line results and significant growth in fiscal 2009, said Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic. “In addition, we believe that the successful implementation of the Company’s strategic marketing efforts has attracted more donors to our plasma collection centers and has resulted in an increase in our overall collection volume. With a continued shortage of plasma supply, the Company has continued to work to enhance our production plans and increase our output and we have been able to maximize our yield per unit of plasma collected to realize a higher profit margin. Fiscal 2009 was also a special year for us and our shareholders as the Company’s common stock began trading on the NASDAQ Global Market.

Full-Year 2009 Highlights

  Revenues increased 154.5% year-over-year to a record $119.0 million, exceeding our guidance of $90 to $100 million

  Excluding the acquisition of Dalin, revenues grew 43.1 % year-over-year to $66.9 million

  Gross profit rose 164.1% to $86.4 million, representing a gross margin of 72.6% as compared to 70.0% a year ago

  Operating income increased 201.8%, to $61.4 million, representing an operating margin of 51.6%

  GAAP net income attributable to controlling interest was $1.3 million, or $0.07 per diluted share, including a $29.6 million charge related to change in the fair value of derivative liabilities

  Non-GAAP adjusted net income was $31.3 million or $1.38 per diluted share, a 135.0% increase from $13.3 million or $0.62 per diluted share in 2008

During the full year 2009, the Company achieved the following key milestones:

  Closed the acquisition of 90% interest in Dalin, and its 54% majority-owned operating subsidiary, Qianfeng Biological Products Co., Ltd. (“Qianfeng”), one of the largest plasma-based biopharmaceutical companies in China located in Guiyang, Guizhou Province. Starting from January 1, 2009, Qianfeng’s operations were consolidated into the Company’s financial results.

  Completed the purchase of 35% equity interest in Xi’an Huitian Blood Products Co, Ltd (“Huitian”), a plasma-based biopharmaceutical company in Xi’an, Shaanxi Province

  Qianfeng received renewal of SFDA certification, valid until September 2014, of compliance with Good Manufacturing Practices ("GMP") for its production facility with 400 tons of annual production capacity for plasma-based products.

  China Biologic was named to Forbes Magazine's Fifth Annual List of Asia's "200 Best Under a Billion" for the year 2009. To assemble its Best Under a Billion for the Asia-Pacific region, Forbes considered only listed entities with sales under $1 billion, that have posted solid top and bottom-line gains, and appear to be headed for more.

Fourth Quarter 2009 Results

For the three months ended December 31, 2009, total revenues reached a record $37.6 million, up 185.6% from the same period a year ago. Excluding revenues from Dalin, which was acquired in January 2009, revenues rose 46.7% to $19.3 million from $13.2 million a year ago. The strong organic growth was partly attributable to increased demand for the Human immunoglobulin for intravenous injection product (“IVIG”) product ahead of potential price increase in 2010.

Gross profit for the fourth quarter 2009 was $27.3 million, up 208.6% from $8.9 million in the comparable period a year ago. Gross margin also increased to 72.7% from 67.2% year-over-year. The gross profit and margin increases were primarily attributable to the consolidation of Dalin and price increases implemented during the year.

Operating expenses increased 58.1% year-over-year to $6.6 million, primarily reflecting consolidation of Dalin in the 2009 quarter. Income from operations for the period was $20.8 million, a 342.3% increase from $4.7 million a year ago.

Income taxes increased to $3.0 million from $0.2 million, primarily reflecting a higher effective tax rate of 61.7% as compared to 3.7% in the year ago quarter. The higher effective tax rate was due to non-cash expenses incurred in 2009 that are not deductible under PRC tax law.

GAAP net loss attributable to controlling interest for was $3.8 million, or $0.17 per diluted share, and included a $14.7 million charge related to change in fair value of derivative liabilities, as compared to net income of $3.2 million, or $0.15 per diluted share, in the year ago quarter.

Excluding non-cash employee compensation expenses, change in the fair value of derivative liabilities and adding back interest related to the convertible notes under the if-converted method, non-GAAP adjusted net income for the three months ended December 31, 2009 was $11.1 million, or $0.44 per diluted share, up 242.4% from $3.2 million or $0.15 per diluted share in the year ago quarter.

Full Year 2009 Results

Revenues for the full year 2009 increased 154.5% to a record $119.0 million from $46.8 million in 2008. The increase in revenues is primarily attributable to the consolidation of Dalin, which was acquired in April 2009, beginning January 2009. During 2009, Dalin accounted for $52.1 million in revenues, or 43.8% of total revenues. Excluding Dalin, 2009 base revenues grew 43.1% year-over-year to $66.9 million from $46.8 million. Growth in base revenue was primarily due to increase in the prices of plasma-based products, higher sales volume and a modest increase related to foreign exchange translation.

Human albumin product revenues rose 118.9% year-over-year to $59.2 million, accounting for 49.7% of sales in 2009, as compared to 57.8% in 2008. Revenue growth reflected volume increase of 117.8% and an average selling price (ASP) increase of 0.5% . IVIG revenues grew 324.4% to $43.7 million in 2009 and represented 36.8% of total revenues, as compared to 22.0% of revenues in 2008. Increase in human immunoglobulin for intravenous injection revenues included sales volume and ASP increases of 293.4% and 7.9%, respectively. Sales of the human tetanus immunoglobulin product rose 76.9% to $2.6 million, contributing 2.2% of total revenues as compared to 3.1% in 2008. Sales volume and ASP for human tetanus immunoglobulin increased 40.2% and 26.2%, respectively. Sales volume for human hepatitis B immunoglobulin and human rabies immunoglobulin products decreased, due to a temporary shortage of vaccines needed to generate each type of raw material, by 0.5% and 5.1%, respectively.

Gross profit for 2009 was $86.4 million, up 164.1% from $32.7 million in 2008. Gross margin was 72.6% in 2009, as compared to 70.0% in the prior year. The increase in gross profit and margin were primarily due to the consolidation of Dalin operations, an increase in the ASP across the products and management’s ability to maintain efficiencies in the production process.

Total operating expenses in the full year 2009 increased 102.0% to $25.0 million, versus $12.4 million in the prior year period. As a percentage of sales revenue, total expenses decreased to 21.0% for the full year 2009 from 26.5% in 2008.

Selling expenses increased 59.5% to $3.5 million from $2.2 million in 2008. The dollar increase in selling expenses was primarily due to the consolidation of Dalin’s selling activities, increased marketing efforts to increase direct sales to new hospitals, and expansion of the sales force in Qianfeng to expand into new sales territories.

General and administrative (“G&A”) expenses rose 120.2% to $19.8 million. As a percentage of sales, G&A expenses decreased to 16.6% in 2009 from 19.2% for full year 2008. The dollar increase in G&A expenses was mainly due to an increase in the administrative salary and employee benefit costs, higher depreciation and amortization expenses and professional service charge in connection with the Dalin acquisition. The Company incurred $62,281 in non-cash stock-based compensation expense, as compared to $1.3 million for the full year 2008.

Research and development expenses in 2009 increased 42.5% to $1.7 million, or 1.4% of total revenues, as compared to $1.2 million, or 2.5% of total revenue, in 2008. The dollar increase was primarily due to the consolidation of Dalin and increased costs from continuing clinical trials on new products during the 2009 period.

Total net other expenses in the full year 2009 were $33.3 million, as compared to $0.4 million in the prior year, primarily reflecting a charge related to change in the fair value of warrant liabilities and higher interest expenses in 2009. The Company recognized a loss of $29.6 million related to change in the fair value of warrant liabilities. No such charge was required in 2008. Net interest expense increased to $3.9 million for the full year 2009 from $0.4 million in 2008, primarily due to higher interest expense related to financing in the acquisition of Dalin, as well as the interest accrued to Qianfeng’s strategic investors.

Provision for income taxes increased 128.7% to $10.5 million in 2009, from $4.6 million in 2008. The effective tax rate for 2009 was 37.4%, as compared to 23.1% in 2008. The increase in effective tax rate was due to the $29.6 million non-cash expense incurred in 2009 that is not deductible under PRC tax law, resulting in an overstated effective tax rate.

GAAP net income attributable to controlling interest in 2009 was $1.3 million, as compared to net income attributable to controlling interest of $12.0 million in 2008. Diluted earnings per share were $0.07 as compared to earnings per share of $0.56 a year ago. Non-GAAP adjusted net income for 2009 was $31.3 million or $1.38 per diluted share, an increase of 135% from $13.3 million, or $0.62 per diluted share for the full year 2008. Non-GAAP adjusted net income and diluted earnings per share in 2009 exclude $29.6 million charge related to change in the fair value of derivative liabilities, non-cash employee compensation expenses, and adding back interest related to the convertible notes under the if-converted method.

Financial Condition

As of December 31, 2009, the Company had $53.8 million in cash and cash equivalents, approximately $44.4 million in working capital, and a current ratio of 1.9x. Total shareholder’s equity for the fiscal year ended on December 31, 2009 was $50.5 million, as compared to $37.8 million at the end of 2008. The Company generated $50.3 million in net cash from operating activities in 2009 as compared to $20.0 million in 2008.

The Company believes that it has sufficient funds to support its strategic growth outlook, including capital expenditure plans of approximately $15 million in 2010 to expand the plasma collection network, both for new constructions and for the scale up existing collection stations, and upgrading the fractionation facility in Qianfeng.

Recent Developments

On February 2, 2010, China Biologic appointed Dr. Xiangmin Cui to serve as an independent member of its board of directors, as the Chairman of the Compensation Committee, and as a member on the Audit and Nominating Committees. Dr. Cui filled the vacancy left by Dr. Gan's January 8, 2010 resignation to dedicate more time to her other professional activities.

On March 1, 2010, China Biologic’s special committee of independent directors appointed by the Company's board of directors in the wake of the recent allegations against certain directors and an employee of the Company has retained O'Melveny & Myers LLP, an international law firm, to advise the special committee and to assist in the investigation of the allegations.

2010 Guidance and Business Outlook

China Biologic expects 2010 revenue to be in the range between $142 million and $149 million. This guidance assumes only organic growth and does not include and excludes acquisitions or approval for the construction of new plasma collection stations. The guidance does not assume any material price or volume increases during 2010.

The Company expects 2010 adjusted net income to be in the range of $34 million to $36 million, excluding any non-cash charge related to change in the fair value of derivative liabilities and stock-based compensation expense, and any adjustments in the U.S. federal income tax provision in 2010 related to the expiration of the look-through exception for Subpart F income on December 31, 2009.

As a matter of policy, the Company does not intend to update this guidance during the year.

Mr. Zhao added, “Through the dedication and commitment of our hard working employees, we have been able to successfully increase our presence in the plasma-based biopharmaceutical product market in China. We estimate our current market share is at approximately 18%. We plan to continue our marketing efforts to increase public awareness of plasma donation, as well as provide appropriate nutritional supplement compensation to plasma donor, and apply for the construction of additional plasma collection stations.”

“With our aggressive research and development efforts in the past few years, Human Prothrombin Complex Concentrate and Human Coagulation Factor VIII have successful completed clinical trials and have submitted applications to the SFDA for official production permit and product certification. The Company looks forward to SFDA approval of these products in the second half of 2010 and expects to launch the commercial production of the products in late 2010 or early 2011. We believe that the addition of these two new products will broaden our product portfolio and improve our mix, enhance the Company’s competitive position and maximize the yield from our current plasma supply.”

Conference Call

China Biologic will host a conference call at 9:00 a.m. EDT on Wednesday, March 24, 2010, to discuss the fourth quarter 2009 and year-end financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-409-5468. International callers should dial +1-702-894-2400. The pass code for the call is 64404888. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Wednesday, March 24, 2010 at 11:00 a.m. EDT. To access the replay, dial 800-642-1687, international callers should dial +1-706-645-9291. The conference pass code is 64404888.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the achievability of the financial guidance provided by the management; the success of the R&D pipeline projects, SFDA approval and commercial launch of new products; the Company’s ability to build new or expand existing plasma collection stations; the Company’s ability to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW –

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND FISCAL-YEAR ENDED DECEMBER, 2009 AND 2008

	Three Months Ended December 31, 2009		Three Months Ended December 31, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Net Income - Non GAAP	$11,069,396	$0.44	$3,233,097	$0.15
Non-cash employee compensation (1)	$0	$0.00	27,926	0.00
Loss in fair value of derivative liabilities (2)	$14,695,101	$0.59	-	$0.00
Interest of Convertible Notes (3)	$144,892	$0.01	-
Net Income attributable to controlling interest	-$3,770,597	($0.17)	$3,205,171	$0.15
Weighted average number of shares - diluted	24,947,251		21,556,342

	Fiscal Year Ended December 31, 2009		Fiscal Year Ended December 31, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Net Income - Non GAAP	$31,255,377	$1.38	$13,297,398	$0.62
Non-cash employee compensation (1)	$62,281	$0.00	$1,311,727	$0.06
Loss in fair value of derivative liabilities (2)	$29,626,189	$1.31	-	$0.00
Interest of Convertible Notes (3)	$302,010	$0.01
Net Income attributable to controlling interest	$1,264,897	$0.07	$11,985,671	$0.56
Weighted average number of Shares	22,644,342		21,556,342

(1)	Non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan

(2)	Adoption of a new accounting rule effective January 1, 2009 requires changes in the fair value of derivative liabilities to be recognized in earnings each quarter.

(3)	Interest of Convertible Notes is added back to net income attributable to controlling interest using the if-converted method.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	(Unaudited)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

REVENUES	$37,628,272	$13,176,396	$118,998,155	$46,751,160
COST OF REVENUES	10,284,313	4,315,499	32,621,908	14,040,602

GROSS PROFIT	27,343,959	8,860,897	86,376,247	32,710,558

OPERATING EXPENSES
Selling expenses	1,215,663	426,733	3,529,242	2,212,073
General and administrative expenses	4,810,277	3,240,133	19,807,123	8,996,220
Research and development expenses	564,606	501,842	1,662,690	1,166,494
Total operating expenses	6,590,546	4,168,708	24,999,055	12,374,787

INCOME FROM OPERATIONS	20,753,413	4,692,189	61,377,192	20,335,771
OTHER EXPENSES (INCOME)
Equity in income of unconsolidated affiliate	(586,076)	(175,231)	(566,984)	(175,231)
Change in fair value of derivative liabilities	14,695,101	0	29,626,189	0
Other income - related party	(97,447)		(97,447)	0
Interest expense, net	1,950,711	381,028	3,930,249	373,497
Other expense, net	(14,257)	141,123	358,699	251,390
Total other expenses, net	15,948,032	346,920	33,250,706	449,656
INCOME BEFORE PROVISION FOR INCOME TAXES
AND NONCONTROLLING INTEREST	4,805,381	4,345,269	28,126,486	19,886,115
PROVISION FOR INCOME TAXES	2,965,782	159,462	10,513,100	4,596,603
NET INCOME BEFORE NONCONTROLLING INTEREST	1,839,599	4,185,807	17,613,386	15,289,512
Less: Net income attributable to noncontrolling interest	5,610,194	980,636	16,348,489	3,303,841
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	(3,770,595)	3,205,171	1,264,897	11,985,671
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	174,304	151,152	523,906	2,144,091
COMPREHENSIVE INCOME	$(3,596,301)	$3,356,323	$1,788,803	$14,129,762
BASIC EARNINGS PER SHARE:
Weighted average number of shares	22,486,993	21,434,942	21,754,911	21,434,942
Earnings per share	$(0.17)	$0.15	$0.06	$0.56
DILUTED EARNINGS PER SHARE:
Weighted average number of shares	22,486,993	21,556,342	22,644,342	21,556,342
Earnings per share	$(0.17)	$0.15	$0.07	$0.56

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

ASSETS

	December 31,	December 31,
	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$53,843,951	$8,814,616
Accounts receivable, net of allowance for doubtful accounts of $1,254,955 and $1,268,052 as of December 31, 2009 and 2008, respectively	1,767,076	313,087
Accounts receivable - related party	222,617	0
Dividend receivable	0	147,256
Other receivables	2,186,441	356,957
Inventories, net of allowance for obsolete of $519,333 and $0 as of December 31, 2009 and 2008, respectively	35,132,724	14,949,196
Prepayments and deferred expense	1,299,125	614,704
Deferred tax assets	1,053,771	0
Total current assets	95,505,705	25,195,816

PLANT AND EQUIPMENT, net	28,873,413	19,299,364

OTHER ASSETS:
Investment in unconsolidated affiliate	6,627,355	6,533,977
Refundable deposit for potential acquisition	0	14,181,800
Prepayments - non-current	3,223,960	955,874
Intangible assets, net	21,180,322	1,002,561
Goodwill	12,425,589	0
Total other assets	43,457,226	22,674,212

Total assets	$167,836,344	$67,169,392

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,701,843	$2,481,889
Notes payable	48,598	29,340
Short term loans - bank	4,474,350	0
Short term loans - holder of noncontrolling interest	3,652,500	773,277
Other payables and accrued liabilities	19,246,814	3,962,931
Other payable - related parties	3,086,940	0
Accrued interest - holder of noncontrolling interest	2,068,526	0
Distribution payable to holder of noncontrolling interest	587	3,252,354
Customer deposits	3,868,577	1,091,792
Taxes payable	8,774,079	4,060,010
Investment payable	2,195,365	3,275,501
Total current liabilities	51,118,179	18,927,094

OTHER LIABILITIES:
Other payable - land use right	323,687	325,390
Notes payable, net of discount of $8,464,380 as of December 31, 2009	89,760	0
Long term loan - bank, net of current maturities	0	5,868,000
Derivative liability - conversion option	19,960,145	0
Fair value of derivative instruments	12,701,262	0
Total other liabilities	33,074,854	6,193,390

Total liabilities	84,193,033	25,120,484

COMMITMENTS AND CONTINGENCIES

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 23,056,442 and 21,434,942 shares issued and outstanding at December 31, 2009 and 2008, respectively	2,305	2,143
Additional paid-in-capital	22,517,077	10,700,032
Statutory reserves	17,414,769	6,989,801
Retained earnings	5,302,605	15,392,253
Accumulated other comprehensive income	5,276,791	4,752,885
Total shareholders' equity	50,513,547	37,837,114

NONCONTROLLING INTEREST	33,129,764	4,211,794

Total equity	83,643,311	42,048,908

Total liabilities and shareholders' equity	$167,836,344	$67,169,392

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$1,264,897	$11,985,671
Net income attributable to noncontrolling interest	16,348,489	3,303,841
Consolidated net income	17,613,386	15,289,512
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,709,623	1,088,155
Amortization	3,358,532	61,095
Loss on disposal of equipment	224,548	214,663
Recovery of bad debt previously reserved	(31,826)	(56,462)
Allowance for bad debt - accounts receivable	18,737	0
Allowance for bad debt - other receivables and prepayments	280,796	560,668
Allowance for obsolete inventories	519,333	0
Deferred tax assets	(1,053,124)	0
Impairment of assets	0	415,873
Stock based compensation	62,281	1,311,727
Change in fair value of warrant liabilities	29,626,189	0
Amortization of deferred note issuance cost	247,199	0
Amortization of discount on convertible notes	100,253	0
Equity in income of unconsolidated affiliate	(566,984)	(175,231)
Change in operating assets and liabilities:
Notes receivable	0	43,245
Accounts receivable	(1,707,714)	81,980
Accounts receivable - related party	197,284	0
Other receivables	(1,744,794)	(33,462)
Other receivables -related party	0	1,442
Inventories	(12,456,975)	(4,695,495)
Prepayments and deferred expenses	(248,794)	(459,019)
Accounts payable	(58,467)	(376,527)
Other payables and accrued liabilities	7,058,773	2,658,552
Accrued interest - holder of noncontrolling interest	2,068,526	0
Customer deposits	274,768	653,514
Taxes payable	3,809,437	3,585,237
Contingent liability	0	(149,428)
Net cash provided by operating activities	50,300,987	20,020,039

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	11,946,933	0
Proceeds from dividend receivable	384,087	0
Payments made for acquisition	(10,373,854)	0
Payments made for unconsolidated affiliate	(3,225,420)	(3,171,300)
Purchase of plant and equipment	(1,873,371)	(4,033,667)
Additions to intangible assets	(2,106,203)	(83,259)
Proceeds from sale of equipment	36,771	73,641
Prepayments for potential acquisition	0	(14,181,800)
Refunds of advances on non-current assets	1,174,346	0
Advances on non-current assets	(2,823,743)	(270,119)
Net cash provided by investing activities	(6,860,454)	(21,666,504)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	19,246	28,830
Proceeds from warrants conversion	3,649,770	0
Proceeds from stock option exercised	350,000	0
Proceeds from issuance of convertible notes	8,967,516	0
Repayments of former shareholders loan in acquiring company	(2,841,302)	0
Proceeds from short term loans - bank	13,517,442	0
Payments on short term loans - bank	(18,355,572)	(720,750)
Repayment of non-controlling shareholder loan	(772,803)	0
Proceeds from long term loan-bank	0	5,766,000
Distribution paid to noncontrolling interest shareholders	(2,969,372)	(288,300)
Net cash provided by financing activities	1,564,925	4,785,780

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	23,877	665,268

INCREASE IN CASH	45,029,335	3,804,583

CASH and CASH EQUIVALENTS, beginning of year	8,814,616	5,010,033

CASH and CASH EQUIVALENTS, end of year	$53,843,951	$8,814,616

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$8,021,981	$1,523,867
Interest paid (net of capitalized interest)	$1,131,271	$108,170
Non-cash investing and financing activities:
Unpaid investment in unconsolidated affiliate	$0	$3,218,565
Reclassification of warrant liability to paid-in capital upon warrants conversion	$6,306,275	$0
Convertible notes exercised	$2,187,330	$0
Distribution paid by offsetting accounts receivable - related party	$944,036	$0
Distribution paid in exchange of holder of noncontrolling interest loan	$3,665,250	$0
Distribution paid by offsetting loan and interest due from holder of noncontrolling interest	$4,647,924	$0
Net assets acquired with prepayments made in prior periods	$14,250,492	$78,905
Net assets acquired with unpaid investment	$2,850,098	$0
Plant and equipment acquired with prepayments made in prior periods	$2,296,113	$0
Land use right acquired with prepayments made in prior periods	$146,610	$0

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